Exhibit 1


                             Joint Filing Agreement

AGREEMENT dated as of August 9, 2007, between Pinetree Resource Partnership and Pinetree Capital Ltd. (collectively, the "Parties").

Each of the Parties hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial interest in shares of common stock, $0.0001 par value per share, of Pacific Copper Corp. ("Schedule 13G") and it will file the Schedule 13G on behalf of itself.

Each of the  Parties  agrees  to be  responsible  for the  timely  filing of the
Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

                                        PINETREE RESOURCE PARTNERSHIP


                                        By: /s/  Larry Goldberg
                                            -------------------
                                            Name: Larry Goldberg
                                            Title:  Authorized Signing Officer


                                        PINETREE CAPITAL LTD.


                                        By: /s/  Larry Goldberg
                                            -------------------
                                            Name: Larry Goldberg
                                            Title: Executive Vice President and
                                                   Chief Financial Officer


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